SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
              the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ]      Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]      Definitive Proxy Statement
[X]      Defintive Additional Materials
[ ]      Soliciting Material Pursuant to Section 240.14a-11(c) or Section
         240.14a-12



                               IES INDUSTRIES INC.
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                (Name of Registrant as Specified In Its Charter)

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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ ] $125 per  Exchange  Act Rules  0-11(c)(1)(ii),  14a-6(i)(1),
    14a-6(i)(2) or Item 22(a)(2) of Schedule 14A.
[ ] $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3).
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)      Title of each class of securities to which transaction applies:
- --------------------------------------------------------------------------------
(2)      Aggregate number of securities to which transaction applies:
- --------------------------------------------------------------------------------
(3)      Per  unit  price  or other  underlying  value  of  transaction computed  pursuant  to  Exchange  Act Rule 0-11 (Set forth the amount on which the filing fee is calculated  and state how it was determined):
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(4)      Proposed maximum aggregate value of transaction:
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(5)      Total fee paid:
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[ ]      Fee paid previously with preliminary materials.
[X] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee



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         was paid  previously.  Identify  the  previous  filing by  registration statement number, or the Form or Schedule and the date of its filing.

(1)      Amount Previously Paid:

         $500,063
- --------------------------------------------------------------------------------

(2)      Form, Schedule or Registration Statement No.:

         PRELIMINARY PROXY MATERIALS of WPL HOLDINGS, INC., IES INDUSTRIES INC. and INTERSTATE POWER COMPANY, JOINT PROXY STATEMENT of WPL HOLDINGS, INC., IES INDUSTRIES INC. and INTERSTATE POWER COMPANY AND PROSPECTUS of WPL HOLDINGS, INC. and INTERSTATE POWER COMPANY, ON FORM S-4 FILE NO. 333-07931, and SUPPLEMENT TO JOINT PROXY STATEMENT and PROSPECTUS SUPPLEMENT, ON FORM S-4 amended by FORM S-4/A FILE NO. 333-10401
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(3)      Filing Party:

         IES INDUSTRIES INC, WPL HOLDINGS, INC and INTERSTATE POWER COMPANY
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(4)      Date Filed:
         JANUARY 18, 1996,  JULY 11,  1996,  AUGUST 19, 1996 and AUGUST
         22, 1996
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Press Release:

         CEDAR RAPIDS, IOWA - (August 30, 1996) - "If it sounds too good to be true, it probably is." That's the simple, long-standing adage that IES Industries is asking its shareholders to remember when they vote September 5 on the nation's first three-way merger in the electric utility industry. That means approving the merger that the company has carefully refined for 15 months, not a recent hostile takeover bid.

         "IES shareholders have a good, solid partnership deal on the table with two well-managed utilities, companies that also are low-cost providers with long histories of increased dividends and attractive overall returns for shareholders," said Lee Liu, IES Industries Chairman of the Board, President and Chief Executive Officer. "The three-way strategic alliance will provide additional opportunities for diversification in areas we already know well, and will offer greater long-term return and stability to our shareholders.

         "Some IES shareholders may be intrigued by the hostile takeover bid of MidAmerican Energy, a company we've rejected as not being the best strategic partner for the long-term future of IES," said Liu. "That company has been working to lure our shareholders into rejecting an upcoming merger vote through the vision of their personal, short-term financial gain. On the surface, it may seem appealing, but a takeover by MidAmerican could create hundreds of millions of dollars of debt that could ultimately have to be paid for by Iowa rate payers and IES shareholders. Because of our overlapping service delivery areas, a MidAmerican/IES combination could result in greater unemployment in our state."

         The September 5 shareholder vote is on the merger between IES Industries Inc., Wisconsin Power & Light of Madison, WI, and Interstate Power of Dubuque to create Interstate Energy Corporation, a regional diversified energy company. IES believes required regulatory approvals are on schedule for completion of the merger within eight to 10 months.

         If approved, IES shareholders would own more than 44 percent of IEC, the new holding company, with 60% of its assets and a commensurate number of its total employees in Iowa. Both the company's energy delivery headquarters and unregulated business unit would be based in Cedar Rapids. Dubuque would house administrative support function business for this new Midwestern energy powerhouse.

         In August, the IES board rejected an eleventh-hour proposal by MidAmerican Energy, determining it to be inferior to a revised Interstate Energy merger agreement and not in the best interests of IES shareholders, customers, employees and the communities IES has served for more than 100 years.



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         "For  some  time  now,  deregulation  has been at the  doorstep  of the electric utility industry," said Liu. "Our company decided early-on to position itself for accelerated growth, for entry into new markets and for increased opportunities for its shareholders, customers and employees. We selected our partners last year, and we're anxious to move ahead with the Interstate Energy combination. It offers us strategic advantages far superior to the MidAmerican alternative."

         "The value of the MidAmerican proposal is substantially less than they represent," states Liu. "For most IES shareholders, exercising the cash option could entail adverse tax consequences. And for MidAmerican, the financial burden could be monumental because of the high acquisition premiums to be paid and from amortization that would reduce reported earnings. It could require the sales of assets and the implementation of debt-reduction strategies that would be felt by both rate paying customers and shareholders."

         The merger will be voted on at the IES annual meeting which begins at 10 a.m., Thursday, September 5, in Cedar Rapids.







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